ARHAUS REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS;
ANNOUNCES SPECIAL CASH DIVIDEND
BOSTON HEIGHTS, Ohio (February 26, 2026)—Arhaus, Inc. (“Arhaus” or the “Company”) (NASDAQ: ARHS), a premium home furnishing brand known for responsibly sourced, artisan-crafted products and heirloom-quality design, reported fourth quarter and full year results for the period ended December 31, 2025, and announced a special cash dividend.
Full Year 2025 Highlights
•Net revenue increased 8.5% to $1,379 million, compared to the full year of 2024
•Gross margin increased 7.0% to $536 million, compared to the full year of 2024
•Selling, general and administrative expenses increased 7.7% to $447 million, compared to the full year of 2024
•Net and comprehensive income decreased 1.9% to $67 million, compared to the full year of 2024
•Adjusted EBITDA increased 8.9% to $145 million, compared to the full year of 2024
•Comparable Delivered Sales(1) of 3.6%
•Comparable Written Sales(2) of 1.3%
•Total Showroom Projects(3) of 13 including 5 new Showroom openings, 7 relocations, and 1 renovation for the full year of 2025
•Net Unit Growth(4) of 3.9% for 2025
•Special cash dividend of $0.35 per share on the Company's Class A and Class B common stock, payable on March 31, 2026 to shareholders of record at the close of business on March 18, 2026
John Reed, Co-Founder and Chief Executive Officer, said:
“The Arhaus team delivered record net revenue of $1.38 billion in 2025, an increase of 8.5%, underscoring the strength and durability of our differentiated model rooted in artisan craftsmanship and heirloom-quality design. This performance was driven by continued expansion of our Showroom footprint and strong client engagement across our integrated omni-channel model.

Comparable Written Sales(2) increased 1.3% for the full year and Comparable Delivered Sales(1) increased 3.6%. These results reflect the continued demand of our product and our strong execution across our supply chain and fulfillment network.

Looking ahead to 2026, our Spring collection represents one of the most innovative and expressive assortments we have introduced in our history. It reflects the creative evolution of the Arhaus brand while remaining grounded in the materials, craftsmanship, and timelessness that define us.
Our results this year would not be possible without the extraordinary dedication of our teams across the company. I am deeply grateful for their focus, creativity, and disciplined execution in 2025. Forty years in, and in many ways, we are just getting started.”

Michael Lee, Chief Financial Officer, said:
“This marks the second time Arhaus has issued a special cash dividend since our initial public offering, reflecting our strong financial performance in 2025 and the strength of our cash position and debt-free balance sheet. We generated strong cash flow during the year and finished 2025 with $253 million in cash and cash equivalents, an increase of 28.3% from the prior year, further enhancing our financial flexibility.
Given our strong cash generation and balance sheet position, our Board of Directors approved a special cash dividend of $0.35 per share. This distribution reflects our disciplined capital allocation strategy, balancing investment in showroom growth, technology, and distribution infrastructure with returning excess capital to shareholders.
Following the distribution, we will remain debt-free with substantial liquidity to support our long-term growth strategy. As we enter 2026, we remain focused on driving profitable growth, maintaining financial strength, and delivering sustainable long-term value for our shareholders.”
Business Highlights
In 2025, Arhaus delivered record net revenue of $1,379 million, an increase of 8.5% and at the high-end of the Company’s guidance range. This record net revenue was driven by net revenue contributions from new Showroom openings and increased demand for products.
Comparable Delivered Sales(1) increased 3.6% for the full year, above the high end of the Company’s guidance range, reflecting healthy underlying client demand and strong operational execution across the Company’s distribution network. Ongoing investments in Arhaus’ distribution network and technology infrastructure continue to enhance efficiency and strengthen the overall client experience.
Comparable Written Sales(2) increased 1.3% for the full year, reflecting the underlying health and resilience of the business.
Showroom Highlights
In the fourth quarter, the Company opened 4 new Showrooms in Pasadena, California; Bozeman, Montana; San Diego, California; and Stafford, a suburb of Houston, Texas. In addition, the Company relocated 1 Showroom in Edina, a suburb of Minneapolis, Minnesota. Notable updates include:
•Pasadena, California – The Company opened its largest Traditional Showroom to date in Pasadena, California, spanning nearly 40,000 square feet in the historic Penn Oil Building. The century-old property was thoughtfully restored to honor its architectural heritage. The Showroom features the Company’s full product assortment, extensive custom upholstery offerings, and best-in-class design team.
•Bozeman, Montana – The Company opened a new Traditional Showroom in Bozeman, Montana, located in a lifestyle-rich setting surrounded by mountain views, where design and the outdoors are connected.
•San Diego, California – The Company opened a new Traditional Showroom in San Diego, California spanning nearly 20,000 square feet. The Fashion Valley showroom is located in one of Southern California’s premier shopping destinations.
At the end of the fourth quarter of 2025, Arhaus operated 107 Showrooms across 31 states and all four geographic regions. During the year, the Company completed 13 Total Showroom Projects(3), including 5 new openings, 7 relocations, and 1 renovation, consistent with the Company’s full-year guidance. Net Unit Growth(4) was 3.9% for the full year of 2025.

Looking ahead, the Company expects to complete approximately 10 to 14 Total Showroom Projects(3) in 2026, consisting of 4 to 6 new openings and 6 to 8 relocations, renovations, or expansions, representing Net Unit Growth(4) of mid-single-digits for 2026.
Balance Sheet and Liquidity
As of December 31, 2025, the Company reported the following:
•No long-term debt.
•Cash and cash equivalents totaled $253 million, a 28.3% increase from December 31, 2024 to December 31, 2025.
•Net merchandise inventory of $339 million, a 14.1% increase from December 31, 2024 to December 31, 2025.
•Client deposits of $236 million, a 6.8% increase from December 31, 2024 to December 31, 2025.
•Net cash provided by operating activities totaled $137 million for the full year ended December 31, 2025.
•Net cash used in investing activities was approximately $78 million for the full year ended December 31, 2025. Company-funded capital expenditures(5) were approximately $57 million and landlord contributions were approximately $21 million.
Special Cash Dividend
On February 17, 2026, the Board of Directors of the Company declared a special cash dividend on the Company’s Class A and Class B common stock of $0.35 per share, payable on March 31, 2026, to shareholders of record at the close of business on March 18, 2026.

Outlook
The Company is providing the following outlook for selected full year and first quarter 2026 financial metrics.

	Full-Year 2026	Q1 2026
Net revenue	$1.43 billion to $1.47 billion	$300 million to $320 million
Net revenue growth	3.7% to 6.6%	(3.7)% to 2.8%
Comparable delivered sales(1)	0% to 3%	(5)% to 1%
Net income(6)	$66 million to $75 million	$0 to $5 million
Adjusted EBITDA(7)	$150 million to $161 million	$13 million to $20 million

Other Estimates
Company-funded capital expenditures(5)	$70 million to $90 million
Depreciation & amortization	$50 million to $55 million
Fully diluted shares	~ 142 million
Effective tax rate	~ 26%
Showroom openings	4 to 6 new Showrooms
Total Showroom Projects(3)	10 to 14 Showroom Projects
Net Unit Growth(4)	Mid-Single-Digit
(1) Comparable Delivered Sales previously referred to as “Comparable Growth” is a key performance indicator and is defined as the year-over-year percentage change of the dollar value of orders delivered (based on purchase price), net of the dollar value of returns (based on amount credited to client), from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
(2) Comparable Written Sales previously referred to as “Demand Comparable Growth” is a key performance indicator and is defined as the year-over-year percentage change of written sales from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
(3) Total Showroom Projects is defined as the number of Showroom projects completed during the period, including new Showroom openings, relocations, remodels, and expansions. The Company considers all Showroom projects integral to its long-term growth strategy, with each evaluated based on strategic relevance and expected return on investment.
(4) Net Unit Growth reflects the percentage change in total Showroom count during the period, calculated as new Showroom openings net of Showroom closures or relocations that do not increase total unit count.
(5) Company-funded capital expenditures is defined as total net cash used in investing activities less landlord contributions.
(6) U.S. GAAP net income (loss).
(7) We have not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. These items include, but are not limited to, future share-based compensation expense, income taxes, interest income, and transaction costs. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measure is not available without unreasonable effort.
Updates to Disclosures and Reporting
Investor Relations Materials
A new Investor Relations presentation has been issued in conjunction with the Company’s full-year and fourth-quarter results in alignment with the Company’s earnings. This can be accessed online at http://ir.arhaus.com.
Comparable Sales Metrics
The Company is refining the naming and presentation of its comparable sales metrics.

Comparable Delivered Sales(1) previously referred to as “Comparable Growth” is a key performance indicator and is defined as the year-over-year percentage change of the dollar value of orders delivered (based on purchase price), net of the dollar value of returns (based on amount credited to client), from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
Comparable Written Sales(2) previously referred to as “Demand Comparable Growth” is a key performance indicator and is defined as the year-over-year percentage change of written sales from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
Showroom Growth and Real Estate Disclosures
The Company has made enhancements to its Showroom growth and real estate disclosures. These updates provide additional context on the Company’s long-term Showroom strategy and economics.
Additional detail is provided in the Company’s Investor Relations presentation which is available on the Company’s website at http://ir.arhaus.com. Supporting schedules are included in this earnings release.
Additional Schedules
Supplemental schedules related to Showroom growth, real estate activity, and comparable sales metrics are included in the earnings release and Investor Relations presentation.
Conference Call
You are invited to listen to Arhaus’ conference call to discuss the fourth quarter and full year 2025 financial results scheduled for today, February 26, 2026, at 8:30 a.m. Eastern Time. The call will be available over the Internet on our website (http://ir.arhaus.com) or by dialing (877) 407-3982 within the U.S., or 1 (201) 493-6780, outside the U.S. The conference ID number is 13748994.
A recorded replay of the conference call will be available within approximately three hours of the conclusion of the call and can be accessed online at http://ir.arhaus.com for approximately twelve months.
About Arhaus
Founded in 1986 by Chief Executive Officer John Reed and his father, Arhaus is a premium home furnishings brand built on a simple idea: furniture and décor should be responsibly sourced, lovingly made, and built to last. Arhaus operates a vertically integrated model, designing and sourcing products directly from skilled artisans and carefully selected manufacturing partners around the world, including domestic upholstery production at its own North Carolina manufacturing facility. This approach enables Arhaus to offer a highly exclusive and customizable assortment of heirloom-quality furniture and décor designed to be used and enjoyed for generations.

With more than 100 Showroom locations across the United States, Arhaus’ integrated omni-channel model connects every client touchpoint, from Showroom and interior design to eCommerce and catalog, allowing Arhaus to meet clients wherever and however they choose to shop while delivering a highly personalized client-first experience from discovery through delivery.

For more information, please visit www.arhaus.com.
Investor Contact:
Tara Atwood-Saja
Vice President, Investor Relations

(440) 439-7700
invest@arhaus.com
Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP, this press release and related tables include adjusted EBITDA, adjusted EBITDA as a percentage of net revenue, and Free Cash Flow, which present operating results on an adjusted basis.

We use non-GAAP measures to help assess the performance of our business, identify trends affecting our business, formulate business plans and make strategic decisions. In addition to our results determined in accordance with U.S. GAAP, we believe that providing these non-GAAP financial measures is useful to our investors as they present an informative supplemental view of our results from period to period by removing the effect of non-recurring items. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. These non-U.S. GAAP measures are not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. These measures should only be read together with the corresponding U.S. GAAP measures. Please refer to the reconciliations of adjusted EBITDA and Free Cash Flow to the most directly comparable financial measures prepared in accordance with U.S. GAAP below.
Forward-Looking Statements
Certain statements contained herein, including statements under the heading “Outlook” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws.

Forward-looking statements can generally be identified by the use of forward-looking terminology, including, but not limited to, “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “forecast,” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Past performance is not a guarantee of future results or returns and no representation or warranty is made regarding future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond our control that could cause our actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to manage and maintain the growth rate of our business; our ability to obtain quality merchandise in sufficient quantities; challenges with the planning or implementation of our technology upgrades, including a new enterprise resource planning system; disruption in our receiving and distribution system, including delays in the integration of our distribution centers and the possibility that we may not realize the anticipated benefits of multiple distribution centers; effects of new or proposed tariffs and changes to international trade policies and agreements; the possibility of cyberattacks and our ability to maintain adequate cybersecurity systems and procedures; loss, corruption and misappropriation of data and information relating to clients and employees; changes in and compliance with applicable data privacy rules and regulations; risks as a result of constraints in our supply chain or disruptions due to geopolitical events such as acts of war and/or terrorism or other hostilities; a failure of our vendors to meet our quality standards; declines in general economic conditions that affect consumer confidence and consumer spending that could adversely affect our revenue; our ability to anticipate changes in consumer preferences; risks related to maintaining and increasing Showroom traffic and sales; our ability to compete in our market; our ability to adequately protect our intellectual property; compliance with applicable governmental regulations; effectively managing our eCommerce sales channel and digital marketing efforts; our reliance on third-party transportation carriers and risks associated with freight and transportation costs; and compliance with SEC rules and regulations as a public reporting company. These factors should not be construed as exhaustive. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Arhaus, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited, amounts in thousands, except share and per share data)

	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$253,356	$197,511
Restricted cash	3,124	3,418
Accounts receivable, net	663	1,252
Merchandise inventory, net	338,806	297,010
Prepaid and other current assets	25,425	31,852
Total current assets	621,374	531,043
Operating right-of-use assets	391,274	322,302
Financing right-of-use assets	33,275	36,105
Property, furniture and equipment, net	316,216	282,520
Deferred tax assets	19,545	21,091
Goodwill	10,961	10,961
Other noncurrent assets	2,101	2,294
Total assets	$1,394,746	$1,206,316

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$78,360	$68,621
Accrued taxes	10,322	10,480
Accrued wages	20,879	11,538
Accrued other expenses	46,781	47,668
Client deposits	235,943	220,873
Current portion of operating lease liabilities	60,115	42,247
Current portion of financing lease liabilities	862	1,024
Total current liabilities	453,262	402,451
Operating lease liabilities, long-term	467,226	402,916
Financing lease liabilities, long-term	52,374	53,312
Other long-term liabilities	3,656	3,892
Total liabilities	$976,518	$862,571

Commitments and contingencies (Note 11)

Stockholders’ equity
Class A shares, par value $0.001 per share (600,000,000 shares authorized, 54,565,242 shares issued and 53,969,149 outstanding as of December 31, 2025; 53,788,036 shares issued and 53,514,062 outstanding as of December 31, 2024)	$54	$53
Class B shares, par value $0.001 per share (100,000,000 shares authorized, 87,115,600 shares issued and outstanding as of December 31, 2025; 87,115,600 shares issued and outstanding as of December 31, 2024)	87	87
Retained earnings	210,365	142,898
Additional paid-in capital	207,722	200,707
Total stockholders’ equity	418,228	343,745
Total liabilities and stockholders’ equity	$1,394,746	$1,206,316

Arhaus, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited, amounts in thousands, except share and per share data)

	Year Ended
	December 31,
	2025	2024
Net revenue	$1,379,222	$1,271,107
Cost of goods sold	842,814	769,878
Gross margin	536,408	501,229
Selling, general and administrative expenses	447,441	415,426
Loss (gain) on disposal of assets	81	(1,202)
Income from operations	88,886	87,005
Interest income, net	(3,032)	(3,163)
Other income	(61)	(754)
Income before taxes	91,979	90,922
Income tax expense	24,723	22,372
Net and comprehensive income	$67,256	$68,550

Net and comprehensive income per share, basic
Weighted-average number of common shares outstanding, basic	140,697,725	140,072,148
Net and comprehensive income per share, basic	$0.48	$0.49
Net and comprehensive income per share, diluted
Weighted-average number of common shares outstanding, diluted	141,412,481	140,692,000
Net and comprehensive income per share, diluted	$0.48	$0.49

Arhaus, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Year Ended
	December 31,
	2025	2024
Cash flows from operating activities
Net income	$67,256	$68,550
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	46,793	39,086
Amortization of operating lease right-of-use asset	42,792	36,937
Amortization of deferred financing fees, interest on finance lease in excess of principal paid and interest on operating leases	29,682	26,728
Equity based compensation	9,182	7,640
Deferred tax assets	1,546	(1,964)
Loss (gain) on disposal of assets	81	(1,202)
Amortization of cloud computing arrangements	2,797	1,625
Amortization and write-off of lease incentives	—	(80)
Changes in operating assets and liabilities
Accounts receivable	589	1,142
Merchandise inventory	(41,796)	(42,718)
Prepaid and other assets	4,119	(2,479)
Other noncurrent liabilities	(6)	(10)
Accounts payable	9,860	5,618
Accrued expenses	7,863	(921)
Operating lease liabilities	(58,980)	(37,908)
Client deposits	15,070	47,065
Net cash provided by operating activities	136,848	147,109
Cash flows from investing activities
Purchases of property, furniture and equipment	(77,870)	(107,370)
Proceeds from the sale of property, furniture and equipment	54	7,836
Net cash used in investing activities	(77,816)	(99,534)
Cash flows from financing activities
Payments of debt issuance costs	(245)	—
Principal payments under finance leases	(705)	(927)
Repurchase of shares for payment of withholding taxes for equity based compensation	(2,170)	(1,769)
Cash dividend payments	(361)	(70,255)
Net cash used in financing activities	(3,481)	(72,951)
Net increase (decrease) in cash, cash equivalents and restricted cash	55,551	(25,376)
Cash, cash equivalents and restricted cash
Beginning of year	200,929	226,305
End of year	$256,480	$200,929

Supplemental disclosure of cash flow information
Interest paid in cash	$5,034	$4,670
Interest received in cash	8,491	9,029
Income taxes paid in cash	24,468	23,770
Noncash investing activities:
Purchases of property, furniture and equipment in current liabilities	7,389	8,383

Arhaus, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, amounts in thousands)

	Year Ended
	December 31,
	2025	2024
Net and comprehensive income	$67,256	$68,550
Interest income, net	(3,032)	(3,163)
Income tax expense	24,723	22,372
Depreciation and amortization	46,793	39,086
EBITDA	135,740	126,845
Equity based compensation	9,182	7,640
Other expenses (income)(1)	170	(1,202)
Adjusted EBITDA	$145,092	$133,283

Net revenue	$1,379,222	$1,271,107
Net and comprehensive income as a % of net revenue	4.9%	5.4%
Adjusted EBITDA as a % of net revenue	10.5%	10.5%
(1) Other expenses (income) represent costs and investments not indicative of ongoing business performance, such as loss (gain) on disposal of assets. For the year ended December 31, 2025 these other expenses (income) consisted largely of $0.1 million of loss on disposal of assets. For the year ended December 31, 2024, these other expenses (income) consisted largely of $1.2 million of gain on disposal of assets.

Arhaus, Inc. and Subsidiaries
Reconciliation of Free Cash Flow
(Unaudited, amounts in thousands)

	Year Ended
	December 31,
	2025	2024
Net cash provided by operating activities	$136,848	$147,109
Net cash used in investing activities	(77,816)	(99,534)
Free cash flow	$59,032	$47,575

Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities.

Arhaus, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited, amounts in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2025	2024
Net revenue	$364,845	$347,011
Cost of goods sold	225,672	208,280
Gross margin	139,173	138,731
Selling, general and administrative expenses	118,907	111,341
Loss (gain) on disposal of assets	—	(1,202)
Income from operations	20,266	28,592
Interest income, net	(895)	(581)
Other income	293	(307)
Income before taxes	20,868	29,480
Income tax expense	5,778	8,186
Net and comprehensive income	$15,090	$21,294

Net and comprehensive income per share, basic
Weighted-average number of common shares outstanding, basic	140,882,915	140,315,252
Net and comprehensive income per share, basic	$0.11	$0.15
Net and comprehensive income per share, diluted
Weighted-average number of common shares outstanding, diluted	141,716,570	140,569,488
Net and comprehensive income per share, diluted	$0.11	$0.15

Arhaus, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, amounts in thousands)

	Three Months Ended
	December 31,
	2025	2024
Net and comprehensive income	$15,090	$21,294
Interest income, net	(895)	(581)
Income tax expense	5,778	8,186
Depreciation and amortization	12,077	11,191
EBITDA	32,050	40,090
Equity based compensation	2,838	2,288
Other expenses (income)(1)	89	(1,202)
Adjusted EBITDA	$34,977	$41,176

Net revenue	$364,845	$347,011
Net and comprehensive income as a % of net revenue	4.1%	6.1%
Adjusted EBITDA as a % of net revenue	9.6%	11.9%
(1)Other expenses (income) represent costs and investments not indicative of ongoing business performance, such as loss (gain) on disposal of assets. For the three months ended December 31, 2024, these other expenses (income) consisted largely of $1.2 million of gain on disposal of assets.

Arhaus, Inc. and Subsidiaries
Supplemental Comparable Metrics Schedules
(Unaudited)

Supplemental Comparable Metrics Schedules

Comparable Written Sales(2) by Quarter and Year-to-Date

The table below presents Comparable Written Sales(2) on a quarterly and year-to-date basis for fiscal year 2025. Comparable Written Sales(2) reflects written sales trends during the period and is measured using a 13-month comparable Showroom definition, consistent with historical disclosure.

Comparable Written Sales previously referred to as “Demand Comparable Growth” is a key performance indicator and is defined as the year-over-year percentage change of written sales from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.

2025	Comparable Written Sales (Quarter-to-Date)	Comparable Written Sales (Year-to-Date)
First Quarter	4.1%	4.1%
Second Quarter	(3.6)%	0.4%
Third Quarter	7.4%	2.8%
Fourth Quarter	(2.8)%	1.3%

Comparable Delivered Sales(1) by Quarter and Year-to-Date

The table below presents Comparable Delivered Sales(1) on a quarterly and year-to-date basis for fiscal year 2025. Comparable Delivered Sales(1) reflects revenue recognized during the period and is measured using a 15-month comparable Showroom definition, consistent with historical disclosure.

Comparable Delivered Sales previously referred to as “Comparable Growth” is a key performance indicator and is defined as the year-over-year percentage change of the dollar value of orders delivered (based on purchase price), net of the dollar value of returns (based on amount credited to client), from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.

2025	Comparable Delivered Sales (Quarter-to-Date)	Comparable Delivered Sales (Year-to-Date)
First Quarter	(1.5)%	(1.5)%
Second Quarter	10.5%	4.7%
Third Quarter	4.1%	4.5%
Fourth Quarter	1.4%	3.6%

Due to differences in order timing, backlog, and revenue recognition, Comparable Written Sales(2) and Comparable Delivered Sales(1) use different comparable Showroom eligibility thresholds. Comparable Written Sales(2) metrics use a 13-month definition to reflect written sales trends, while Comparable Delivered Sales(1) metrics use a 15-month definition to reflect revenue recognition consistency.

Arhaus, Inc. and Subsidiaries
Supplemental Showroom Schedules
(Unaudited)

Supplemental Showroom Schedules

Showroom Portfolio Composition

The table below presents the composition of the Showroom Portfolio by format and operating footprint as of each period presented.

	December 31,
	2025	2024
Traditional Showrooms	90	85
Design Studios	9	11
Lofts	8	7
Total Showrooms	107	103

Total gross square footage (in thousands)	1,836	1,676
Showrooms with interior designers	97	89
States where we operate	31	30

Geographic Showroom Footprint

The table below presents the number of Showrooms in each U.S. state in which the Company operates as of December 31, 2025.

Locations	Showrooms	Locations	Showrooms
Alabama	1	Missouri	1
Arizona	2	Montana	1
California	16	New Hampshire	1
Colorado	6	New Jersey	5
Connecticut	3	New York	4
Florida	9	North Carolina	4
Georgia	3	Ohio	9
Illinois	4	Oklahoma	1
Indiana	1	Pennsylvania	4
Kansas	1	South Carolina	1
Kentucky	3	Tennessee	1
Louisiana	1	Texas	8
Maryland	4	Utah	1
Massachusetts	3	Virginia	4
Michigan	3	Wisconsin	1
Minnesota	1

Arhaus, Inc. and Subsidiaries
Supplemental Showroom Schedules
(Unaudited)

Showroom Maturity Mix

The table below presents the composition of the Showroom portfolio by maturity as of the period presented.

December 31, 2025
Maturity Bucket	Definition	% of Portfolio	# of Showrooms
< 12 Months	Opened within Last 12 Months	11%	12
12-24 Months	Opened 12 to 24 Months	15%	16
24-36 Months	Opened 24 to 36 Months	12%	13
> 36 Months	Mature Showrooms	62%	66
Total		100%	107

The elevated proportion of newer showrooms reflects increased openings and relocations over the past several years and supports embedded future revenue growth as locations mature; Maturity is measured from Showroom opening date or relocation reopening date; Includes Traditional Showrooms and Design Studios; Excludes temporary closures.

Illustrative Unit Economics (Targets)

The table below presents targeted Showroom unit economics at maturity, based on internal underwriting assumptions and historical performance.

December 31, 2025
Metric	Traditional Showroom	Design Studio
	(~17K sq ft)	(~6K sq ft)
Net Revenue Maturity	> $10M	Lower than Traditional
Contribution Margin (pre-D&A)	~32%	~35%
Cash Payback	< 2 years	< 2 years
Company-funded capital expenditures	~$4 - 6M	Lower
Revenue Maturity	Year 3	Year 3

Company-funded capital expenditures represents the total net cash used in investing activities less landlord contributions; Targets reflect performance at full maturity; Assumptions are informed by historical performance, internal underwriting, and recent Showroom cohorts.

Arhaus, Inc. and Subsidiaries
Supplemental Showroom Schedules
(Unaudited)

Total Showroom Projects(3)

The table below presents the total Showroom project pipeline for fiscal year 2026, consistent with the Company’s guidance.

Guidance Full-Year 2026
Project Type	Definition	# of Projects
New Openings	New Showroom openings	4 to 6
Relocations	Relocation of existing Showrooms	4 to 5
Renovations/Expansions	Refreshes of remodels and Expansions of existing Showrooms	2 to 3
Total Showroom Projects(3)		10 to 14

Total Showroom Projects(3) are expected to be within the Company’s full-year 2026 guidance range. For competitive reasons, the Company does not disclose the specific locations of planned Total Showroom Projects(3). The Company provides additional detail on Showroom activity following completion as part of its regular quarterly disclosures.